EMPLOYMENT CONTRACT

between

Coty Italia S.r.l. in the person of its legal representative, with registered offices in Milan, via Ferrante Aporti 8, VAT number 00157700204 (hereinafter, the “Company”

and

Ms. Anna Von Bayern, born in XXX on XXX, Fiscal Code XXX (hereinafter, the “Executive”)

(the Company and the Executive may be referred to separately as the “Party” and, jointly, the
“Parties”)

WHEREAS

a)the Company is part of the Coty Group (together with the Company, the “Group” active, among other things, in the production, commercialization and marketing of products and accessories in the fashion/luxury/cosmetics sector (the “Products");
b)the Company offered to the Executive a position in its structure;
c)the Parties therefore intend to establish an open-ended employment relationship (the “Relationship” under the full terms and conditions set out under this employment contract (the “Contract”).

the following is agreed and stipulated.

Article 1     General Provisions

1.The premises form an integral part of this Contract.
2.The Parties mutually agree that the Contract is fully compliant with the conditions set out over the course of the negotiations between them.

Article 2     Effective date, level and job title

1.The Executive is hired with effect from 1 January 2021, with the level and status of dirigente pursuant to the provisions of the National Collective Bargaining Agreement for Executives of the Industrial Sector (the “N.C.B.A.”).
2.The Executive, in recognition of the activity carried out in favour of the Company under the terms of a fixed-term employment contract subject to German law for the period September-December 2020 is granted, for all legal and contractual purposes, a conventional seniority dating from 1 September 2020.
3.The Executive is assigned the duties of Chief Corporate Affairs Officer (the “Duties”, without prejudice to any of the employer's prerogatives pursuant to art. 2103 of the Italian Civil Code. The actual content and nature of the Duties is set out under Attachment A to this Contract.

Article 3     Workplace

1.The Executive's place of work is at the Company offices in Milan, Palazzo Aporti, via Ferrante Aporti 8.

2.Travel in Italy and abroad will be essential to the Executive’s Duties and will be part of her normal activity, with the right exclusively to reimbursement of travel, board and lodging expenses, under the conditions of Group and Company policies, as better detailed under article 7 below.

Article 4    Annual base salary

1.The Company shall pay the Executive, as compensation for her activities and for all of her obligations, a fixed annual gross salary equal of Euro 750.000,00 (seven hundred fifty thousand/00), in 14 monthly installments (the “Fixed Salary”).
2.The Fixed Salary has been determined as a special condition of best favour and also as an anticipation, and absorption, of any possible improvement that may derive from any source of regulation of the Relationship, including collective ones, and represents the monetary compensation for the particular characteristics and methods of performance of the Relationship itself, also with reference to working hours, place of work and necessity of travel. It therefore replaces any other treatment, excluding any item, institution, remuneration or compensation provided for by any source of regulation of the Relationship.

3.The Fixed Salary has also been determined as already remunerative of: (a) any activity carried out by the Executive within the scope of the Relationship, including any functions and responsibilities connected with corporate offices of any kind and/or appointments, also pursuant to art. 2381 of the Italian Civil Code, entrusted to the Executive, with therefore any further compensation waived herein by the Executive, unless differently agreed upon on a case to case basis; (b) any discomfort entailed by the need of constant travel, which will be part of the ordinary working activity (for which see also under article 7 below); (c) any expenses - personal or family-related - to be sustained for her relocation to Italy.

Article 5    Special obligations of the Executive

1.In light of the high profile of her role within the Company structure, the Executive expressly undertakes:
a)to peruse and comply with all regulations applicable to the Company ' s activities and the Relationship (including the provisions of the Company's Code of Ethics or other Company policies, circulars, regulations, and/or organizational models pursuant to Legislative Decree 231/2001, from time to time in force);
b)to carry out the Relationship and its Duties with the utmost professionalism and to the best of her ability, with commitment, spirit of initiative and proactive approach consistent with the nature of her status and the prestige of the Company;
c)to act as a positive reference point for colleagues, collaborators and partners of the Company, and to behave, even outside the work context, in a manner appropriate to the role covered and such as to constitute a concrete declination of the values and principles expressed in the Code of Ethics, avoiding conduct inconsistent with the Duties or with the prestige and image of the Company;
d)to refrain from any conduct, even omissive, which may, even potentially, cause or facilitate the imitation and/o counterfeiting and/ or confusion, or in any case the undue exploitation by third parties, of Products and/or any production or sales method or process that is the responsibility of the Company or other Group companies, as well as the relevant trademarks and distinctive signs and in general the relative notoriety;
e)to prevent and avoid situations of conflict of interest, even potential or indirect ones;

f)not to offer customers, suppliers or other interlocutors, public or private, of the Company, gifts of any kind, except in the context of promotional policies validated by the Company in compliance with applicable regulations, and not to receive gifts unless of modest or symbolic value;
g)to refrain from issuing, unless authorized in writing or within the context of an official Company resolution, to any information body, in any place, place or occasion, including social networks, comments or statements of any kind relating to the Company, the Products or other Group companies and related activities, or to information or news of which the Executive has become aware over the course of the Relationship and while carrying out the Duties.

Article 6     Holidays

1.The Executive shall be entitled to 35 days of holiday per year, pursuant to the provisions set out under the N.C.B.A.
2.In selecting the actual days of vacation, the Executive shall take into account the relevant Company and business needs.
3.In any event, it is hereby expressly stated that the Executive, in light of her high role and status within the Company organization, is fully entitled to freely select her holidays.

Article 7    Travel expenses

1.The Company shall reimburse the Executive, or bear directly, all travel, board and lodging expenses to be sustained in the performance of her Duties and in the interest of the Company, within the limits and under the conditions set out under the Company or Group policies in force.
2.Since travel, as already stated under article 3.2. above, will be an essential and constant part of the Executive's Duties, and in light of the fact that the Fixed Salary is extremely higher than the minimum legal standard set out under the relevant N.C.B.A., the Parties agree in considering not applicable to the Relationship the travel indemnity set out under article 10 of the N.C.B.A.
3.The Parties mutually agree and acknowledge that point 2. above provides an individual special regulation allowed by, compliant with, and substitutive of the provisions set out under article 10 of the N.C.B.A.

Article 8    Long term incentive plan

1.The Parties mutually acknowledge that in October 2020 the Executive has received a grant of Restricted Stock Units (RSUs) with a grant date value of US$2,900,000 (two million nine hundred thousand U.S. dollars) calculated as being a number of Restricted Stock Units equal to this amount divided by the 30-day average stock price prior to the grant date. These Restricted Stock Units will vest by a third on each of the first, second and third anniversary of the grant date.
2.The above-mentioned program, subject to Group policies and regulations, covers all variable pay connected to the Relationship.

3.All future equity grants are subject to discretionary review and approval of the Company’s Board of Directors or a committee thereof.

Article 9     Further benefits

1.For the execution of the Contract, a company car will be made available to the Executive, according to Company policies, which the Executive may also use for personal reasons. The value of the private use of the car for tax and contribution purposes will be calculated according to the regulations in force from time to time. In lieu of the car, as an alternative benefit the Company may opt for the payment of a car allowance.

2.Dating from 1 January 2021 the Executive shall be enrolled in the Company benefits programs in force, at the conditions set out therein. It is hereby clarified and agreed that the conventional seniority set out under article 3.2. above will not be taken into consideration to the purposes of the above-mentioned benefits programs. Detailed information describing said programs will be provided to the Executive by the Human Resources Department. The Company reserves the right to amend, modify or terminate any of its employee benefit plans or programs at any time and for any reason, and the Executive shall not be entitled to any compensation or alternative benefit or pecuniary right with reference to their hypothetical modification or discontinuance.

Article 10    Non-compete agreement

1.The Executive will be bound by the non-competition and non-solicitation agreement provided under the RCA in Attachment B, which is undersigned together with this Contract.

2.As compensation for the obligations arising from the non-competition agreement, the Company will pay the Executive, after the termination of the Relationship, the amount set out under the above-mentioned Attachment B.

Article 11    Confidentiality

1.Without prejudice to laws and regulations currently in force, the Executive will not, during the Relationship or at any time thereafter, directly or indirectly disclose or use, for her own benefit or the benefit of any third party, any information disclosed to or acquired, developed, learned or known as a result of or in connection with her employment with the Company, that is not generally known in the industry in which the Company and its affiliates are engaged or ascertained from public or published information, about the Company and its affiliates (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers (“Confidential Information”).

2.The Executive expressly acknowledges that, because Confidential Information is extremely valuable, the Company and its affiliates take appropriate measures to maintain its confidentiality, and that she has an obligation to safeguard and protect Confidential Information from disclosure and use.

3.The Executive is under the obligation not to take with her any documents, materials or things that embody or contain Confidential Information when she leaves Coty, and to return all such documents, material and things to the Company prior to her departure. If ever asked or requested to disclose any Confidential Information, pursuant to legal process or otherwise, the Executive agrees to contact the Company and to seek (to the extent permitted by law) it s consent prior to such disclosure. These confidentiality obligations are permanent and do not lapse upon the termination of the Relationship.

4.More detailed rules and obligations are set out under the RCA provided under Attachment B, which forms an integral part of this Contract.

Article 12 Final provisions

1.This Contract shall be regulated and governed by the laws of Italy.
2.For matters not expressly regulated herein, reference is to be made to the N.C.B.A.
3.This Contract contains the entire understanding of the Parties with reference to its subject matter, and supersedes and replaces all prior agreements and understandings, both written and oral, between the Company and the Executive. The parties mutually acknowledge and agree that no other representation, promise or regulation concerning the Relationship have been made or provided except as specifically set forth in the Contract.
4.Any other employment relationship between the Executive and the Company, or between the Executive and a company of the Group, if any, is to be considered hereby mutually terminated to all legal and contractual purposes.

5.Any amendment to this Contract must be made in writing and signed by a duly authorized officer of the Company.

Milan, 1 January 2021

For Coty Italy S.r.l.

/s/ Mauro Riccio

Mauro Riccio
Interim MD & CFO Italy

/s/ Simone Dominici

Simone Dominici
EVP EMEA

For Executive

/s/ Anna von Bayern

Anna Von Bayern

ATTACHMENT A

Chief Corporate Affairs Officer - Duties

Serve as the Chief Corporate Affairs Officer of the global organization, with primary responsibilities for global communication s, investor relations, and public affairs including the following:

•Lead investor relations to enhance stockholder value via strategic investor relations program
•Lead internal and external communications strategy by developing and implementing integrated communications plans and processes
•Provide strategic counsel to the Chief Executive Officer and Board of Directors on developing vision and message to internal and external stakeholders